EXHIBIT 99.1

Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net

      Emergent Group Inc. Strengthens New York Market Presence
            With Acquisition of Physician Partnership

    Transaction Reflects Market Changes Due to Upcoming CMS Rules

SUN VALLEY, Calif., May 27, 2009 (GLOBE NEWSWIRE) -- Emergent Group Inc. (NYSE Amex Equities:LZR), a leading provider of mobile medical lasers and surgical equipment, today announced that it has strengthened its presence in the New York market with the acquisition of New York Cryosurgery Equipment, LLC, a physician partnership specializing in rentals of cryosurgery equipment. New York Cryosurgery Equipment, LLC provides mobile cryosurgery equipment and technicians to hospitals for treatment of prostate and renal cancer. Terms of the transaction were not disclosed.

Emergent Group Chairman and CEO Bruce J. Haber said the transaction signals Emergent's first step to capitalize on an opportunity developing in the medical equipment rental market as physicians consider sales or restructuring of their interests in such businesses to comply with an October 2009 deadline arising from a rule change by the U.S. Centers for Medicare & Medicaid Services (CMS).

"The significance of this modest transaction is not its immediate financial impact, but its potential for future sales growth and the fact that it is our first acquisition resulting from this emerging market opportunity," Haber said. "Our purchase of New York Cryosurgery Equipment, LLC will allow us to strengthen our position in the sizeable New York equipment rental market and introduce new customers to our full range of products and services." Haber noted that, as one of its growth strategies, Emergent Group intends to pursue more acquisitions to expand the company's sales and geographic footprint.

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.